   South Jersey Industries
   1 South Jersey Plaza, Folsom, New Jersey 08037
    Tel. (609) 561-9000 l Fax (609) 561-8225 l TDD ONLY 1-800-547-9085

Notice of Annual Meeting of Shareholders

April 22, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of South Jersey Industries, Inc. (“Company” or “SJI”) will be held at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey, on Thursday, April 22, 2010, at 10:00 a.m., Eastern Time, for the following purposes:

1.      To elect four Class III Directors (term expiring 2011).

2.     To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2010.

3.      To transact such other business that may properly come before the meeting.

The Board of Directors has fixed the close of business on February 22, 2010 as the record date for determining the shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the meeting.

You are cordially invited to attend the meeting. Whether or not you expect to attend the meeting,  we urge you to vote your shares now. Please complete and sign the enclosed proxy card and promptly return it in the envelope provided or, if you prefer, you may vote by telephone or on the Internet. Please refer to the enclosed proxy card for instructions on how to use these options. Should you attend the meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,
Gina Merritt-Epps
Corporate Counsel & Secretary

Folsom, NJ
March 18, 2010

YOUR VOTE IS IMPORTANT
PLEASE VOTE, SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY IN THE
ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR ON THE INTERNET.

SOUTH JERSEY INDUSTRIES, INC.
1 South Jersey Plaza, Folsom, New Jersey 08037

PROXY STATEMENT

  This statement is furnished on behalf of the Board of Directors of South Jersey Industries, Inc. to solicit proxies for use at its 2010 Annual Meeting of Shareholders. The meeting is scheduled for Thursday, April 22, 2010, at 10:00 a.m. at the Renault Winery Restaurant, 72 N. Bremen Avenue, Egg Harbor City, New Jersey. The approximate date proxy materials will be sent to shareholders is March 18, 2010. On the mailing date, a copy of the proxy and Annual Report will be available on our website at www.sjindustries.com under the heading “Investors”.

Proxy Solicitation

The Company bears the cost of this solicitation, which is primarily made by mail.  However, the Corporate Secretary or employees of the Company may solicit proxies by phone, telegram, fax, e-mail or in person, but such persons will not be separately compensated for such services. The Company may also use a proxy-soliciting firm at a cost not expected to exceed $6,000, plus expenses, to distribute to brokerage houses and other custodians, nominees, and fiduciaries additional copies of the proxy materials and Annual Report to Shareholders for beneficial owners of our stock.

Record Date

Only shareholders of record at the close of business on February 22, 2010 may vote at the meeting. On that date, the Company had 29,812,932 shares of Common Stock outstanding.  Shareholders are entitled to one vote per share on each matter to be acted upon.

Quorum and Vote Required

A quorum is necessary to conduct the business of the meeting. This means holders of at least a majority of the outstanding shares of Common Stock must be present at the meeting, either by proxy or in person. Directors are elected by a plurality vote of all votes cast at the meeting. All other matters that come before the meeting require the affirmative vote of a majority of the votes cast at the meeting. Abstentions and broker non-votes will be treated as present to determine a quorum but will not be deemed to be cast and, therefore, will not affect the outcome of any of the shareholder questions. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting of Proxies and Revocation

Properly signed proxies received by the Company will be voted at the meeting. If a proxy contains a specific instruction as to any matter to be acted on, the shares represented by the proxy will be voted in accordance with those instructions. If you sign and return your proxy but do not indicate how to vote for a particular matter, your shares will be voted as the Board of Directors recommends. A shareholder who returns a proxy may revoke it at any time before it is voted by submitting a later-dated proxy or by voting by ballot at the meeting. If you attend the meeting and wish to revoke your proxy, you must notify the meeting’s secretary in writing prior to the voting of the proxy. If any other matters or motions properly come before the meeting, including any matters dealing with the conduct of the meeting, it is the intention of the persons named in the accompanying proxy card to vote such proxy in accordance with their judgment. The Board of Directors is not aware of any such matters other than those described in this proxy statement.

PROPOSAL 1

DIRECTOR ELECTIONS

  At the Annual Meeting, four Class III directors are to be elected to the Board of Directors to hold office for a one-year term. The persons listed below have been nominated by the Board: Helen R. Bosley, Edward J. Graham, William J. Hughes and Herman D. James, Ph.D. The Board of Directors currently consists of eleven members. All of the nominees previously have been elected by the Company’s shareholders, and all nominees are currently serving as directors. While we do not anticipate that, if elected, any of the nominees will be unable to serve, if any should be unable to accept the nomination or election, the persons designated as proxies on the proxy card will vote for the election of such other person as the Board of Directors may recommend.

In accordance with its Charter, the Governance Committee reviewed the education, experience, judgement, diversity and other applicable and relevant skills of each nominee and determined that each nominee possesses skills and characteristics that supports the Company’s strategic vision.

The Governance Committee has determined that the key areas of expertise include enterprise leadership, political/governmental expertise, human resources, legal, utility/energy, financial reporting and controls, accounting, risk management, and compensation. The Governance Committee has concluded that the nominees and incumbent directors possess expertise and experience in these areas, and has approved the slate of nominees.

Director Terms

In 2009, the Shareholders approved a proposal to amend the Certificate of Incorporation to require the annual election of each director. The Certificate was amended and all directors will stand for election for  a one-year term as follows:

•	Directors assigned to Class II and elected at the 2009 Annual Meeting of Shareholders were elected for a three year term;

•	Directors assigned to Class III and elected at the Company’s 2007 Annual Meeting of Shareholders are standing for election and would be elected for a one-year term;

•	Directors assigned to Class I and elected at the Company’s 2008 Annual Meeting of Shareholders will stand for election in 2011 and would be elected for a one-year term; and

•	Commencing 2012, all Directors will stand for election annually and would be elected for one-year terms.

NOMINEES

Class I I I
Term Expires in 2011

Helen R. Bosley, CFA has been a director since 2004. Age 62. Member of the Audit Committee and Corporate Responsibility Committee. President, Corporate Financial Management, Inc., a financial management and insurance consulting firm, Yardley, PA (1990 to date); President, TBN Agency, Inc., Yardley, PA (1995 to date); trustee, Abington Health Board of Trustees, Vice Chair, Audit and Compliance Committee, Abington, PA; Director, NACD Philadelphia (2008 – present); member, CFA Society of Philadelphia, Philadelphia, PA; Chair, Investment Sub-Committee, Girl Scouts of Eastern PA, Miquon, PA; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Edward J. Graham has been a director since 2004. Age 52.  Chairman of the Executive Committee. Chairman of the Board (April 2005 to date), President and Chief Executive Officer of the Company and South Jersey Gas Company (February 2004 to date); President and Chief Operating Officer (2003 - January 2004) and President (2003 to date), South Jersey Gas Company; President (2000 - 2003), South Jersey Energy Company; Vice President of the Company (2000 - 2001); Senior Vice President, Energy Management, South Jersey Gas Company (1998 - 2000); director, New Jersey Manufacturers Insurance Company, Trenton, NJ; director, New Jersey Business & Industry Association, Trenton, NJ; director, American Gas Association, Washington, DC; director, New Jersey Utilities Association, Trenton, NJ; Board Member, Rowan University Foundation, Glassboro, NJ; Chairman, New Jersey Commission on Higher Education; director, Atlantic City Chamber of Commerce, Atlantic City, NJ; member, William J. Hughes Center for Public Policy, Pomona, NJ; director, South Jersey Gas Company.

Ambassador William J. Hughes has been a director since 2002. Age 77. Chairman of the Corporate Responsibility Committee, Member of the Executive Committee and Governance Committee. Of Counsel, law firm of Riker, Danzig, Scherer, Hyland & Perretti, LLP (2000 to date), Morristown and Trenton, NJ; Visiting Distinguished Scholar of Public Policy, The Richard Stockton College of New Jersey (1999 to date), Pomona, NJ; Visiting Professor, Rutgers, The State University of New Jersey (1999 - 2003), New Brunswick, NJ; United States Ambassador to the Republic of Panama (1995 - 1998); Member, United States House of Representatives (1975 - 1995); director, South Jersey Gas Company.

According to the Company’s By Laws and Corporate Governance Guidelines, no Director may stand for election beyond his 72nd birthday, except in special cases in which the unique expertise and skill of a Director are needed by the Board. Director William J. Hughes has reached the mandatory retirement age.  Per the Company’s By Laws and upon the

NOMINEES (continued)

Class I I I
Term Expires in 2011

recommendation of the Governance Committee, the Board waived the retirement requirement for Director Hughes for the second time based on several factors, including the changing political climate and changing philosophies in the state government. Director Hughes has legal, political, and governmental expertise beyond the requisite skill level, and possesses unique expertise needed by the Board. This expertise was obtained as a result of his tenure as a United States Ambassador to the Republic of Panama from 1995 to 1998, as a member of the United States House of Representatives from 1975 to 1995, and as a member of the New Jersey bar, as well as the positions outlined in the biography above.

Herman D. James, Ph.D. has been a director since 1990. Age 66. Member of the Corporate Responsibility Committee and Governance Committee. Distinguished Professor, Rowan University (1998 to 2009), President, Rowan University (1984 - 1998), Glassboro, NJ; director, American Association of State Colleges and Universities, (1994 - 1998), Washington, DC; director, New Jersey State Chamber of Commerce (1992 - 1998), Trenton, NJ; director, South Jersey Energy Company; South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

The Board of Directors recommends a vote “FOR” each of the above nominees.

DIRECTORS CONTINUING IN OFFICE

Class I I
Term Expires in 2012

Shirli M. Billings, Ph.D. has been a director since 1983. Age 69. Member of the Executive Committee, Compensation Committee, and Chairman of the Governance Committee. President, Billings & Company, New Albany, OH, a human resource consulting firm (2001 to date); President, Leadership Learning Academy, Lakeland, FL, a human resource development agency (1999 - 2001); Superintendent of Schools, Oberlin, OH (1994 - 1997); Vice President, Human Resource Development, Honeywell, Inc., Minneapolis, MN (1985-1990); director, South Jersey Gas Company.

Class I I
Term Expires in 2012

Thomas A. Bracken has been a director since 2004. Age 62. Member of Audit Committee and Corporate Responsibility Committee. President, TriState Capital Bank-New Jersey, a commercial bank specializing in meeting the needs of middle market companies, their principals, the professional community and selective industries (January 2008 to date); President and CEO of Sun Bancorp, Inc. and its wholly-owned subsidiary Sun National Bancorp, Inc., Vineland, NJ (2001 to 2007); Executive Director Public Sector Group, First Union Bank (2000 - 2001); Executive Vice President, Head of Commercial and Governmental Banking for New Jersey, New York and Connecticut, First Union Bank (1998 - 2000); Former Chairman, Economic Development Corporation of Trenton, Trenton, NJ; Former Chairman, director, New Jersey Chamber of Commerce; Former Chairman, New Jersey Bankers Association; director and Chairman, Finance Committee, Cancer Institute of N.J. Foundation; director, New Jersey Alliance for Action; director and vice chairman, New Jersey Network; director, Finsteins Alley; director and secretary, Bedens Brook Club; director, South Jersey Gas Company.

Sheila Hartnett-Devlin, CFA has been a director since 1999. Age 51. Member of the Executive Committee, Governance Committee and Chairman of the Audit Committee. Vice President, American Century Investments (2008 to date); Managing Director, Cohen, Klingenstein & Marks, Inc., an investment management company (September 2005 to 2008); Executive Vice President (1997 - 2004), Senior Vice President (1991 - 1997), Vice President (1985 - 1991), Chair, Global Investment Committee (1996 - 2004), Member, Investment Policy Committee (1995 - 2004), Fiduciary Trust Company International, New York, NY; member, New York Society of Security Analysts; director, Mercy Investment Services, Inc., Member, Investment Committee; director, Mannington Mills, Inc.; director, South Jersey Gas Company.

DIRECTORS CONTINUING IN OFFICE

Class I
Term Expires in 2011

  Walter M. Higgins III has been a director since 2008. Age 65. Member of the Audit Committee and Compensation Committee.  Retired Chairman, President, and CEO of Sierra Pacific Resources (now called NVEnergy), the electric and gas utility company for most of Nevada and the Lake Tahoe region of California; member of the board of AEGIS, a mutual insurance company, and the executive advisory board of Landis+Gyr LLC; trustee of the Foundation of St. Mary’s Hospital of Reno, NV, and Sierra Nevada College Foundation; member of the board of Ram Power, Corp., a geothermal power company listed on the Toronto Stock Exchange; member of the board of TAS, a privately held manufacturer of Turbine Inlet air cooling systems; member of the board of trustees of The Nature Conservancy - Nevada Chapter, Reno, NV; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

DIRECTORS CONTINUING IN OFFICE (continued)

Class I
Term Expires in 2011

Joseph H. Petrowski has been a director since 2008. Age 55. Member of the Audit Committee and Compensation Committee. CEO of the Gulf Oil/Cumberland Farms Groups located in Massachusetts; board member, Financial Economics Institute of Claremont McKenna College; board member, Gulf Acquisition, LLC; board member, Cumberland Farms, Inc.; board member, NEPOOL (New England Power Pool) Board of Review; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

Keith S. Campbell has been a director since 2000. Age 55. Member of the Compensation Committee and Corporate Responsibility Committee. Chairman of the Board, Mannington Mills, Inc., Salem, NJ, a leading manufacturer of hard and soft surface flooring (1995 to date); trustee, Rowan University Foundation, Glassboro, NJ; director, Skytop Lodge, Inc.; director, Federal Reserve Bank of Philadelphia; director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

W. Cary Edwards has been a director since September 1993 and was also a director from April 1990 to January 1993. Age 65. Lead Director (April 2005 to date), Member of the Executive Committee and Governance Committee, and Chairman of the Compensation  Committee; Chairman, New Jersey State Commission on Investigation (1997 to date); Of Counsel, Waters, McPherson, McNeill PC (2008 to date); Senior Attorney, Edwards & Caldwell, LLC (1993 to 2008); Of Counsel (1993) and New Jersey Managing Partner (1990 – 1993), law firm of Mudge Rose Guthrie Alexander & Ferdon; Attorney General, State of New Jersey (1986 - 1989); Chief Legal Counsel - Governor of New Jersey (1982 - 1986); life trustee, Monmouth University; Member, Advisory Board of Directors, Integrity Health (2009 to date); director, South Jersey Energy Company; Executive Committee Member, South Jersey Energy Solutions, LLC; Marina Energy, LLC, South Jersey Energy Service Plus, LLC and South Jersey Resources Group, LLC.

SECURITY OWNERSHIP

Directors and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock, as of February 22, 2010, of (a) each continuing director and nominee for director, (b) our principal executive officer, principal financial officer, the three other most highly compensated executive officers during 2009 (collectively, the “Named Executives”) and (c) all of the directors and executive officers of the Company as a group.

	Number of Shares of Common Stock
		(1)	Percent of Class
Shirli M. Billings	15,631	(2)	*
Helen R. Bosley	8,198	(2)	*
Thomas A. Bracken	13,169	(2)	*
Keith S. Campbell	9,844	(2)	*
Jeffrey E. DuBois	16,529		*
W. Cary Edwards	14,757	(2)	*
Edward J. Graham	51,373		*
Sheila Hartnett-Devlin	5,823	(2)	*
Walter M. Higgins, III	3,289	(2)	*
William J. Hughes	11,524	(2)	*
Herman D. James	18,991	(2)	*
David A. Kindlick	48,181		*
Kevin D. Patrick	0
Joseph H. Petrowski	2,539	(2)	*
Michael J. Renna	21,692		*

All continuing directors, nominees for director
and executive officers as a group (16 persons)	241,540		1%
* Less than 1%.
Notes:

(1)        Based on information furnished by the Company’s directors and executive officers. Unless otherwise indicated, each person has sole voting and dispositive power with respect to the Common Stock shown as owned by him or her.
(2)        Includes shares awarded to each director under a Restricted Stock Program for Directors. Restricted stock owners have the power to vote shares but no investment power with respect to the shares until the restrictions lapse.

Stock Ownership Requirements

The Board of Directors believes significant ownership of Company Common Stock better aligns the interests of management of the Company and its principal subsidiaries with that of the Company’s shareholders. Therefore, in 2001 the Board of Directors enacted the following stock ownership requirements for officers and directors:

■      The Chief Executive Officer is required to own shares of Company Common Stock with a market value equal to a minimum of three times his or her annual base salary;

■      Other executive officers are required to own shares of Company Common Stock with a market value equal to a minimum of one and one-half times their annual base salary;

■      Other officers are required to own shares of Company Common Stock with a market value equal to a minimum of their annual base salary;

■      Shares owned outright will be combined with vested restricted shares awarded under the Stock-Based Compensation Plan and vested shares beneficially owned through any employee benefit plan for purposes of determining compliance with the stock ownership requirement for officers. Current officers will have a period of six years from the original date of adoption and newly elected or promoted officers will have a period of six years following their election or promotion to a new position to meet these minimum stock ownership requirements; and

■      Members of the Board of Directors are required, within six years of becoming a director of the Company or any of its principal subsidiaries, to own shares of Company Common Stock with a market value equal to a minimum of five times the current value of a Director’s annual cash retainer. Shares owned outright will be combined with restricted shares awarded as part of the annual stock retainer for the purpose of meeting these requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and executive officers are required to file reports with the Securities and Exchange Commission relating to their ownership of, and transactions in, the Company’s Common Stock. Based on our records and other information, the Company believes that all Section 16(a) filing requirements were met for 2009.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information, as of February 22, 2010, as to each person known to the Company, based on filings with the Securities and Exchange Commission, who beneficially owns 5% or more of the Company’s Common Stock. Based on filings made with the SEC, each shareholder named below has sole voting and investment power with respect to such shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Black Rock Inc.	2,434,905	8.17%
40 East 52nd Street
New York, NY 10022

THE BOARD OF DIRECTORS

Corporate Governance

Leadership Structure

The Chairman of the Board, Edward J. Graham, also serves as the Company’s CEO. The Company has determined that this leadership structure is appropriate based on Mr. Graham’s tenure with the Company, his knowledge of the Company and the energy and utility industries, and his excellent relationship with the Board.

Mr. Graham joined the Company as a Internal Auditor in 1981 and since that time has held varied and significant positions, including positions in accounting and gas management. He has also served as Vice President and President of the Company and its subsidiaries. As a result of his tenure and broad base of expertise, Mr. Graham successfully directs the Board as it advises management and monitors performance.

To ensure appropriate leadership when it is inappropriate for Mr. Graham to act as Chairman, the Board has elected a Lead Independent Director. W. Cary Edwards has served as Lead Independent Director since 2005.

The Lead Independent Director is an independent member of the Board elected annually by a majority of the full Board. The Lead Independent Director presides over all meetings of the Board’s independent directors and non-management directors. The Board conducts an executive session of the independent directors at each meeting. The Lead Independent Director consults with the Chairman on agenda matters for the Board, and aids and assists the Chair and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. The Lead Independent Director functions in an advisory capacity to, and works closely with the Chair on issues related to the Board.

Independence of Directors

The Board has adopted Corporate Governance Guidelines which require the Board to be composed of a majority of directors who are “independent directors” as defined by the rules of the New York Stock Exchange. No director will be considered “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. When making “independence” determinations, the Board considers all relevant facts and circumstances, as well as any other facts and considerations specified by the New York Stock Exchange, by law or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. As a part of its Corporate Governance Guidelines, the Board established a policy that Board members may not serve on more than four other boards of publicly traded companies. SJI’s Corporate Governance Guidelines are available on our website at www.sjindustries.com under the heading “Investors”.

The Board has determined that incumbent directors Billings, Bosley, Bracken, Campbell, Edwards, Hartnett-Devlin, Higgins, Hughes, James and Petrowski, constituting all of the non-employee directors, meet the New York Stock Exchange standards and our own standards set forth above for independence and are, therefore, considered to be independent directors. Accordingly, during 2009, ten of the eleven directors of the Company were considered to be “independent.” Mr. Graham is not considered independent by virtue of his employment with the Company.

Codes of Conduct

The Company has adopted codes of conduct for all employees, officers and directors, which include the code of ethics for our principal executive, our principal financial officer and principal accounting officer within the meaning of the SEC regulations adopted pursuant to the Sarbanes-Oxley Act of 2002. Additionally, the Company has established a hotline and website for employees to anonymously report suspected violations.

A copy of the codes of ethics are available on the Company’s website at www.sjindustries.com under the heading “Investors”. Copies of our codes of conduct are also available at no cost to any shareholder who requests them in writing at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037, Attention: Corporate Secretary.

Communication with Directors

The independent directors met five times during 2009. Topics of these independent sessions included CEO performance and compensation and discussions of corporate governance. Meetings of the independent directors are chaired by Mr. Edwards, the Lead Independent Director. You may communicate with the Lead Independent Director and chairmen of the Audit, Compensation, Corporate Responsibility and Governance Committees by sending an e-mail to auditchair@sjindustries.com, compchair@sjindustries.com (for Lead Independent Director)  govchair@sjindustries.com, or corpresp@sjindustries.com, respectively, or you may communicate with our outside independent directors as a group by sending an e-mail to sjidirectors@sjindustries.com.  The charters and scope of responsibility for each of the Company’s committees can be found on the Company’s website at www.sjindustries.com. You may also address any correspondence to the chairmen of the committees or to the independent directors at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Corporate Governance Materials

Shareholders can see the Company’s Principles of Corporate Governance, Charters of the Audit Committee, Compensation Committee and Governance Committee, and Board of Directors Code of Ethics on the Company’s website at www.sjindustries.com/108/corporate_governance.html. Copies of these documents, as well as additional copies of this Proxy Statement, are available to shareholders without charge upon request to the Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Meetings of the Board of Directors and its Committees

The Board of Directors met seven times in 2009. Each director attended 75% or more of the total number of meetings of the Board of Directors and the meetings of the committees of the Board on which he or she served. All current Board members and all nominees for election to the Company’s Board of Directors are required to attend the Company’s annual meetings of stockholders, provided, however, attendance shall not be required if personal circumstances affecting the Board member or director nominee make his or her attendance impracticable or inappropriate. All of our directors attended the 2009 Annual Meeting of Shareholders. During 2009, each of the directors of the Company also served on the Boards or Executive Committees of one or more of South Jersey Gas Company, South Jersey Energy Company, South Jersey Energy Solutions, LLC, Marina Energy, LLC, South Jersey Resources Group, LLC, South Jersey Energy Service Plus, LLC, Energy & Minerals, Inc. and R&T Group, Inc., all of which are subsidiaries of the Company.

There are five standing committees of the Board: the Audit Committee; the Compensation Committee; the Corporate Responsibility Committee; the Executive Committee; and the Governance Committee.

Audit Committee

The Audit Committee of the Board of Directors, which met eight times during 2009, comprises five “independent” directors as that term is defined in the rules and regulations of the Securities and Exchange Commission and the listing standards of the New York Stock Exchange: Sheila Hartnett-Devlin, Chairman; Helen R. Bosley; Thomas A. Bracken; Walter M. Higgins III; and Joseph H. Petrowski. The Board has determined that no member of the Audit Committee has a material relationship that would jeopardize such member’s ability to exercise independent judgment. In September 2009, the Board of Directors designated each member of the Audit Committee as an “audit committee financial expert” as such term is defined by applicable rules and regulations of the Securities and Exchange Commission.  The Audit Committee: (1) annually engages an independent registered public accounting firm for appointment, subject to Board and shareholder approval, as auditors of the Company and has the authority to unilaterally retain, compensate and terminate the Company’s independent registered public accounting firm; (2) reviews with the independent registered public accounting firm the scope and results of each annual audit; (3) reviews with the independent registered public accounting firm, the Company’s internal auditors and management, the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing; and (4) considers the possible effect on the objectivity and independence of the independent registered public accounting firm of any non-audit services to be rendered to the Company.

The Audit Committee is also responsible for overseeing the Company’s Risk Management process. At each meeting, the Committee analyzes the guidelines and policies which management uses to assess and manage exposure to risk, and analyzes major financial risk exposures and the steps management has taken to monitor and control such exposure. The Committee’s findings are presented to the full Board, which is charged with understanding and concurring with the Company’s risk appetite and monitoring.

At each meeting of the Audit Committee, management presents an update of the Company’s risk management activities. The Company has two internal Risk Committees that report to the Audit Committee at least quarterly. The SJI Risk Management Committee (RMC) was established by the SJI Audit Committee in 1998 and is responsible for the oversight of the energy transactions and the related risks for all of the SJI companies. Annually, the Board approves the members of the RMC. Committee members include management from key Company areas such as finance, risk management, legal and business operations. The RMC establishes a general framework for measuring and monitoring business risks related to both financial and physical energy transactions, approves all methodologies used in risk measurement, ensures that objective and independent controls are in place, and presents reports to the Audit Committee reflecting risk management activity, including an annual evaluation of risk on an enterprise wide basis.

A South Jersey Gas Company RMC is responsible for gas supply risk management. Annually, the Board approves the members of the RMC. Committee members include management from key Company areas such as finance, risk management, legal and gas supply. This RMC meets at least quarterly.

The Audit Committee has established policies and procedures for the engagement of the independent registered public accounting firm to provide audit and permitted non-audit services. The Audit Committee evaluates itself on an annual basis. The Board of Directors has adopted a written charter for the Audit Committee which is available on our website at www.sjindustries.com under the heading “Investors”. You may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Compensation Committee

The Compensation Committee of the Board of Directors, which met five times during 2009, comprises five “independent” directors: W. Cary Edwards, Chairman; Dr. Shirli M. Billings; Keith S. Campbell; Walter M. Higgins III; and Joseph Petrowski. The Compensation Committee: (1) is responsible for making grants under and otherwise administering the Company’s Stock-Based Compensation Plan; (2) reviews and makes recommendations to the Board of Directors on the operation, performance and administration of the retirement plans, other employee benefit plans and employment policies; and (3) reviews and makes recommendations to the Board of Directors on forms of compensation, including the performance and levels of compensation of the officers of the Company.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has ever been an officer or employee of the Company, or any of its subsidiaries or affiliates. During the last fiscal year, none of the Company’s executive officers has served on a compensation committee or as a director for any other company, one of whose executive officers served as a director of the Company.

Corporate Responsibility Committee

 The Corporate Responsibility Committee of the Board of Directors, which met three times during 2009, comprises five “independent” directors: William J. Hughes, Chairman; Helen R. Bosley; Thomas A. Bracken; Keith S. Campbell and Dr. Herman D. James. The Committee provides oversight, monitoring and guidance of matters related to corporate and social citizenship, public and legal policy, environmental stewardship and compliance, political activities, sustainability, quality of work life, and economic and social vitality in the communities and markets in which the Company operates. The Committee’s charter is available on our website at www.sjindustries.com under the heading “Investors” or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

The Committee also oversees the production of the Company’s annual Corporate Sustainability Report, which conveys how the Company links the business with sustainable practices. The 2009 report is available on our website at www.sjindustries.com or you may obtain a copy by writing to the Corporate Secretary, South Jersey Industries Board of Directors, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

Governance Committee

The Governance Committee of the Board of Directors, which met four times during 2009, comprises five “independent” directors: Dr. Shirli M. Billings, Chairman; W. Cary Edwards; Sheila Hartnett-Devlin; William J. Hughes; and Dr. Herman D. James. Each member of the Committee satisfies the independence requirements of the New York Stock Exchange.  Among its functions, the Governance Committee: (1) maintains a list of prospective candidates for director, including those recommended by shareholders; (2) reviews the qualifications of candidates for director (minimum qualifications for director candidates are provided in the Company’s Corporate Guidelines available on the Company’s website at www.sjindustries.com under the heading “Investors” and include consideration of education, experience, judgment, diversity and other applicable and relevant skills as determined by an assessment of the needs of the Board at the time an opening exists); (3) makes recommendations to the Board of Directors to fill vacancies and for nominees for election to be voted on by the shareholders; and (4) is responsible for monitoring the implementation of the Company’s Corporate Governance Policy.

The Governance Committee reviews with the Board on an annual basis the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and the strategic forecast of the Company. This assessment includes issues of industry experience, education, general business and leadership experience, judgment, diversity, age, and other applicable and relevant skills as determined by an assessment of the needs of the Board. The assessment of diversity includes a review of Board composition with regard to race, gender, age and geography.

The Governance Committee will consider nominees for the Board of Directors recommended by shareholders and submitted in compliance with the Company’s bylaws, in writing to the Corporate Secretary of the Company. Any shareholder wishing to propose a nominee should submit a recommendation in writing to the Company’s Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037, indicating the nominee’s qualifications and other relevant biographical information and providing confirmation of the nominee’s consent to serve as a director.

Executive Committee

The Executive Committee of the Board of Directors comprises the Chairman of the Board, Committee Chairs and the Lead Independent Director. The Committee currently comprises five directors: Edward J. Graham, Chairman; Dr. Shirli M. Billings; W. Cary Edwards; Sheila Hartnett-Devlin and William J. Hughes. The Executive Committee may act on behalf of the Board of Directors during intervals between meetings of the Board in managing the business and affairs of the Company. The Executive Committee did not meet in 2009, as all Company business was managed by the full Board.

Compensation of Directors

Based on studies of non-employee director compensation conducted by Mercer Human Resource Consulting and the Hay Group in 2005 and 2006, the Board approved targeting non-employee director compensation at the median of the peer group. Effective January 1, 2010, non-employee directors receive shares of restricted stock with a market value of $60,000. The Company has established a plan whereby directors may elect to defer the receipt of the restricted stock until a specified date or upon leaving the Board.  The deferred amount, together with dividends, may be paid in a lump sum distribution or in equal annual installments as the director elects.

In 2008, studies of non-employee director compensation were conducted by Towers Perrin comparing the Company’s director compensation with a relevant peer group of fifteen energy utility companies as well as a broader general industry peer group. Based on the report, the Board did not modify its existing compensation except to revise the meeting fee schedule so that Directors that participate by phone receive $1,500 instead of $750.

In 2009, non-employee directors were paid an annual cash retainer of $30,000.  The Lead Independent Director received an additional annual retainer of $10,000. The chairmen of the Company’s Board committees were paid annual retainers as follows: Audit, $8,000; Compensation, $5,000; Corporate Responsibility, $5,000; Governance, $5,000. Directors receive $1,500 for each meeting of the Board of the Company or its subsidiaries attended; however, the maximum fee paid to any person for attendance at one or more meetings of these boards held on the same day is $1,500.  Non-employee directors also receive $750 for each meeting of a committee of the Board of the Company or of a subsidiary that they attended if the meeting is held on the same day as a Board meeting or $1,500 if the meeting is held on any other day.  Audit Committee members are paid $1,500 per meeting if the meeting is telephonic on a non-board meeting day. Directors who are also employees of the Company receive no separate compensation for serving on the Board.

Director Compensation for Fiscal 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Shirli M. Billings	59,750	35,000	-	-	-	366	95,116
Helen R. Bosley	58,667	35,000	-	-	-	366	94,033
Thomas A. Bracken	60,750	35,000	-	-	-	366	96,116
Keith S. Campbell	51,750	35,000	-	-	-	366	87,116
W. Cary Edwards	72,000	35,000	-	-	-	366	107,366
Sheila Hartnett-Devlin	67,250	35,000	-	-	-	366	102,616
Walter M. Higgins III	57,000	35,000	-	-	-	366	92,366
William J. Hughes	60,333	35,000	-	-	-	366	95,699
Herman D. James	54,000	35,000	-	-	-	366	89,366
Joseph H. Petrowski	58,500	35,000	-	-	-	366	93,866

Footnotes

(1) Represents the aggregate grant date fair value of restricted common stock awards granted in the respective fiscal year, calculated in accordance with FASB Accounting Standards Codification Topic 718, Compensation— Stock Compensation. Restricted stock grants were made to each director in January 2009 of 869 shares with a value at grant date of $35,000.

(2) In January 2010, each director received shares of the Company’s Common Stock with a value of $60,000. As of January 2010, each director with the exception of Higgins and Petrowski who joined the Board effective April 2008, has three outstanding restricted stock grants with a cumulative value at grant date of $130,000 and a market value as of January 8, 2010 of $132,446. As of January 2010, Higgins and Petrowski have two outstanding restricted stock grants with a cumulative value at grant date of $95,000 and a market value as of January 8, 2010 of $96,025.

(3) Represents group life insurance payments.

Certain Relationships

Mr. Campbell is Chairman of Mannington Mills, Inc., which purchases natural gas from subsidiaries of the Company.  Commencing January 2004, as a result of winning a competitive bid, another subsidiary of the Company owns and operates a cogeneration facility that provides electricity to Mannington Mills, Inc.

Review and Approval Policies and Procedures for Related Party Transactions

Pursuant to a policy adopted by the Company’s Governance Committee, the Company’s executive officers and directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with the Company without the prior consent of the Governance Committee, or other independent committee of the Company’s Board of Directors in the case it is inappropriate for the Governance Committee to review such transaction due to a conflict of interest. Any request for the Company to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to the Governance Committee for review, consideration and approval. All of the Company’s directors, executive officers and employees are required to report to the Governance Committee any such related party transaction. In approving or rejecting the proposed agreement, the Governance Committee shall consider the facts and circumstances available and deemed relevant to the Committee. The Governance Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, the Company’s best interests, as the Governance Committee determines in the good faith exercise of its discretion.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Committee Report

We have reviewed the following Compensation Discussion and Analysis with management.  Based on our review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement, Form 10-K and Annual Report for the year ended December 31, 2009.

Compensation Committee

W. Cary Edwards, Chairman
Dr. Shirli M. Billings
Keith S. Campbell
Walter M. Higgins III
Joseph H. Petrowski

General Description of Executive Compensation Program and Key Objectives

SJI, as a provider of energy related products and services, has designed its executive compensation program to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining qualified executive management to carry out the work and goals of the organization.  In order to achieve the objectives of the Company’s strategic plan and increase shareholder value, the executive compensation program incorporates, to a great degree, performance-based incentives and a mix of shorter-term and longer-term incentives.  SJI’s performance over the last six years provides evidence that the executive compensation program has been effective in furthering the Company’s business objectives.  SJI has outperformed the S&P 500 index in the last five of six years and compares favorably to the returns of the S&P Utility index over the same period.  SJI has outperformed the Company’s Long-Term Incentive Compensation Peer Group in terms of Total Shareholder Return in every year for the past six years.  By focusing executive compensation on achievement of annual corporate goals, annual and longer-term earnings per share targets and three-year compound annual total shareholder returns, SJI’s executive compensation program is an integral part of SJI’s corporate strategy for improving shareholder value.

Oversight of the Executive Compensation Program

The SJI executive compensation program is administered by the Compensation Committee of the Board of Directors.  The Compensation Committee comprises five independent directors.  These directors meet the independence standards of the New York Stock Exchange.  In accordance with its charter, the Committee sets the principles and strategies that serve to guide the design of our employee compensation and benefit programs.

The Committee annually evaluates the performance of the Chairman/CEO. The Committee also reviews the recommendations from the Chairman/CEO regarding the evaluations of the Chief Financial Officer, and the other Named Executives.  Taking these performance evaluations into consideration, the Committee then establishes and approves compensation levels for these executives, including performance-based cash and stock awards.  Goals for the executives’ annual cash compensation are established at the beginning of each year for use in the performance evaluation process.

The Committee retained independent compensation consultants who report directly to the Committee.  This year the Committee retained the Hay Group to assist in executive compensation and CEO evaluation.  The Hay Group is the Committee’s independent compensation expert.  The Committee meets regularly in executive session without members of management present and reports regularly to the Board of Directors on its actions and recommendations following each meeting.

Executive Compensation Principles

The Company’s key compensation objective, as stated earlier, is to advance the Company’s strategic plan and corporate mission, which are rooted in enhancing shareholder value while attracting and retaining highly qualified executive management to carry out the work and goals of the organization.  The executive compensation program is based on the following guiding principles and aimed at achieving the objectives of the Company’s strategic plan and increasing shareholder value:

•
Executive compensation should be directly and measurably linked to business and individual performance with a significant portion of the compensation designed to create incentives for superior performance and meaningful consequences for below target performance.

•	An Executive’s total compensation is competitive with peer companies in order to attract, retain and motivate high performing business leaders.

•
Executive compensation aligns the interests of executives with shareholders so that compensation levels are commensurate with relative shareholder returns and financial performance through the use of performance-based restricted stock.

•
Executive compensation incentive plans balance short-term and long-term financial and strategic objectives whereby executives are rewarded for the businesses for which they are responsible and for overall Company performance.

•
The process for designing, determining and monitoring executive compensation is independent of management and involves the assistance of independent compensation consultants reporting directly to the Committee.

Compensation Practices

The Company’s current executive compensation structure has been in place since 1998 and applies to all officers of the Company. At that time, a comprehensive study of executive compensation alternatives was undertaken, a primary objective being the creation of a system which aligns the interest of Company shareholders with the financial incentives of executives on a short-term and long-term basis.  The study drew upon the experience and knowledge of Committee members in consultation with their independent compensation consultant. Subsequently, on an every three-year cycle basis, a compensation structure and market competitiveness study has been completed to ensure that the structure remained consistent with contemporary compensation methods and tools. The Hay Group performed compensation studies during 2008 and 2009, which are described below.

The Committee’s consulting firm presents a detailed report which examines the component parts of the executive compensation program as currently applied. Further, the report provides a competitive analysis of how executives’ base salaries, annual cash and long-term compensation compare with peer companies in the energy industry and the general business community. The Committee then evaluates and assesses those findings in the context of the Company’s performance over the years and the growth predicted going forward.

In 2008, the committee engaged its consultant, the Hay Group, to provide a market-based study of its executive compensation schedule, in anticipation of future compensation adjustments. The study was completed and presented to the Committee in July 2008. At the Committee’s request, Hay Group provided updated reports, and with input from its independent executive compensation consultant, the Committee refined its further articulated its goals on executive pay by deciding to target executive compensation at the 50th percentile of the competitive market targets managed by the Committee within a range of 20% above or below this actual benchmark. This better aligns plan design with the stated executive compensation principles. Total annual direct compensation forecasted for 2010 for the executive group, exclusive of the CEO, reported at 84% of the competitive market median. Using the same data sources, the total annual direct compensation forecasted for 2010 for Mr. Graham, the Chief Executive Officer, reported at approximately 94% of the competitive market median.

Based on input from the independent executive consultants, a compensation structure was designed featuring three components: (1) base salary; (2) annual performance-based cash awards; and (3) long-term performance-based equity awards.  The annual performance-based cash awards and long-term performance-based equity awards are “at-risk” compensation as both components have a threshold performance level that must be achieved before any payout.  Consistent with the principle that compensation should be directly linked to the Company’s performance, a significant portion of the executive’s compensation is at risk.  The CEO’s at-risk portion of target compensation for 2009 and 2010 represents 54% and 64%, respectively, of his total direct compensation. The CEO’s equity compensation component of target compensation for 2009 and 2010, which consists of performance-based restricted stock grants, represents 46% and 36%, respectively, of his total direct compensation.

The determination of peer groups for executive compensation is a critical task of the Committee.  The Committee, in consultation with its independent compensation consultant, selects peers for the three components of executive compensation.  A national peer group of fifteen similarly sized energy utility companies is used for market comparison for base, total cash compensation and total direct compensation for the CEO.  The peer group includes:

AGL Resources	Atmos Energy Corporation	Black Hills Corp.
CH Energy, Inc.	Chesapeake Utilities Corp.	Energen Corporation
LaClede Group	New Jersey Resources Corp.	Nicor, Inc.
Northwest Natural Gas Company	Piedmont Natural Gas Corporation	Southern Union Co.
Southwest Gas Corporation	Vectren Corp.	GL Holdings, Inc.

As a part of the 2008 and 2009 compensation review, the Hay Group provided an assessment of the applicable peer groups for the Committee and the Committee adopted the fifteen energy company peer group. For the CFO and other Named Executives, two or more industry specific executive compensation studies as well as the fifteen energy company peer group are used by the Committee’s independent compensation consultants to provide market-based compensation information.  A national peer group of forty-four energy companies is used for the long-term incentive program that measures total shareholder return for the purposes of awards. The peer group includes:

AGL Resources, Inc.	Ameren Corporation	Amerigas Partners LP
Atmos Energy Corp.	Black Hills Corp.	CH Energy Group Inc.
Chesapeake Utilities Corp.	Cleco Corp.	Consolidated Edison, Inc.
Delta Natural Gas Company	Dominion Resources, Inc.	DPL Inc.
DTE Energy Company	Empire District Electric Co.	Energen Corp.
Energy, Inc., formerly	Equitable Resources, Inc.	Exelon Corporation
Energy West Incorporated	Ferrellgas Partners, L.P.	Florida Public Utilities Co.
Great Plains Energy Inc.	Laclede Group, Inc.	Maine & Maritime Corp.
MGE Energy	National Fuel Gas Co.	New Jersey Resources Corp.
NICOR Inc.	Nisource, Inc.	Northwest Natural Gas Co.
NSTAR	Pepco Holdings, Inc.	Piedmont Natural Gas Co.
Pinnacle West Capital Corp.	Puget Energy, Inc.	Questar Corp.
RGC Resources, Inc.	Southern Union Co.	Southwest Gas Corp.
Star Gas Partners, LP	Suburban Propane Partners, LP	UGI Corp.
UIL Holdings Corp.	Vectren Corp.	WGL Holdings, Inc.

Compensation Components

The Company’s executive compensation structure consists of three parts, two of which are directly linked to achieving predefined short-term and long-term performance goals. These three components were fully implemented with respect to compensation and performance for fiscal year 2000 and each year thereafter. The Committee has adopted a policy to use only performance-based restricted stock as the long-term incentive component. No stock options are outstanding. A description of each component as follows:

•
Base Salary - Base Salary is targeted at the 50th percentile or median of the relevant peer and/or competitive market.  For 2009, the CEO’s base salary was targeted at 46% of the targeted total direct compensation. For 2009, the Named Executives’ base salary is targeted at an average of 52% of targeted total direct compensation. For 2010, the CEO base salary is targeted at 36% of the targeted total direct compensation; for 2010, the Named Executives base salary is targeted at an average of 48% of the targeted total direct compensation.  The Committee utilizes market survey data from executive compensation consultants in establishing base salary amounts.

•
Annual Cash Awards - For 2009, 75% of the CEO’s and CFO’s annual cash award was tied to the Company’s economic earnings per share, and 25% was based upon specific measurable and predefined performance objectives. For the other Named Executive Officers in 2009, 50% of the annual cash award was directly tied to the Company’s economic earnings per share, with the balance based upon specific, predefined performance objectives for each executive.  Performance objectives include individual and multiple business unit financial performance, customer goals, internal process projects and leadership goals. Similar metrics are in place for 2010 for the CEO, CFO and other Named Executives.

2009 Annual Cash Awards
Metrics

CEO CFO	75% SJI Economic Earnings Per Share	25% Specific, measurable, and predefined performance objectives
Other Named Executives	50% SJI Economic Earnings Per Share	25% Financial Performance of relevant subsidiary company	25% Specific, measurable, and predefined performance objectives

Each executive has a pre-established annual cash target. Annually, the Committee develops a schedule to determine the actual amount of the annual cash award for the economic earnings per share metric. The schedule includes a minimum, a target and a maximum.  The amount of annual cash awards related to this metric is capped at this maximum level.  The range of payout is plus or minus 25% of the targeted annual cash amount.  Importantly, a minimum earnings per share result is required for any payout of the annual cash award.  The minimum earnings per share level is the amount of the Company’s prior year’s actual economic earnings per share result.  For the Company’s executives to achieve any annual cash award payout, the Company must outperform the prior year’s earnings.

During 2009, the Company publicly reported earnings both on a GAAP basis and an economic earnings basis. Economic Earnings is defined as income from continuing operations, (1) less the change in unrealized gains and plus the change in unrealized losses on all commodity derivative transactions that are being marked to market, (2) less the change in unrealized gains plus the change in unrealized losses of the ineffective portion of interest rate derivatives, and (3) adjusting for realized gains and losses on all hedges attributed to inventory transactions to align them with the related cost of inventory in the period of withdrawal. Economic Earnings is a significant performance metric used by our management to indicate the amount and timing of income from continuing operations we expect to earn related to commodity transactions. This financial measure indicates, to investors, the profitability of all portions of these transactions and not just the portion subject to mark-to-market valuation measurement. Considering only one side of the transaction can produce a false sense of the profitability of our commodity marketing activities, because no change in value is reflected for the non-derivative portion of the transaction.  Beginning in 2007, the Committee determined that Economic Earnings were the appropriate measure for annual cash awards. For 2009, the CEO’s annual cash award was set at 50% of the CEO’s base salary. For 2009, the Named Executive Officers annual cash award was set at 45% of base salary. For 2010, the Named Executive Officers’ annual cash award is set at an average of 50% of the average base salary.  For the CEO, the Committee established the targeted 2010 annual cash award to be 75% of the CEO’s base salary.  The Committee utilizes market survey data from executive compensation consultants in establishing annual cash salary amounts.

•
Long-Term Incentive - the Long-Term Incentive component consists of performance-based restricted stock grants, which are earned based upon the Company’s relative total shareholder return measured against industry peer companies, over three-year cycles.  All executives have pre-established performance-based long-term incentive targets.  The Committee has developed a schedule to determine the actual amount of the long-term incentive awards.  The schedule includes a minimum, a target and a maximum.  The amount of long-term incentive award is capped at this maximum level.  The range of payout is plus or minus 50% of the targeted long-term incentive amount.  The minimum level requires that the Company’s common stock over a three-year period achieve a total shareholder return that matches the peer group companies at the 35th percentile.  The target is set at the 50th percentile.  The maximum award level is set at the 80th percentile.  In the last six years, the Company has significantly outperformed the peer group of companies.  For the three-year cycle ending December 31, 2009, the Company’s stock’s total shareholder return in comparison with the peer group performed at the 77th percentile.  For the CEO, the Committee established that the targeted 2010 long-term incentive would be 100% of the CEO’s base salary.  For the other Named Executives, the Committee has established that the 2010 long-term incentive would be 60% of their base salary.

Stock Ownership Guidelines

The Company has stock ownership guidelines for executives and directors to reinforce alignment with shareholders.  The CEO is required to own shares of the Company’s common stock with a market value equal to a minimum of 3 times his or her annual base salary. The executive officers are required to own shares of Company common stock with a market value equal to a minimum of one and one-half times their annual base salary.

Benefits and Perquisites

The Company provides a Retirement Plan, a 401(k) Plan, medical, dental, life insurance and disability coverage which are provided to all eligible employees of the Company including officers. Officers of the Company who attain the age of 50 are eligible for the Supplemental Executive Retirement Plan.

Executive Pension Plans

The executive officers are eligible for benefits under a tax-qualified pension plan for salaried employees. Compensation considered under the pension plan consists of base salary only. Employees do not make contributions to the plan, and the employer contributions (which are based on aggregate actuarial calculations without individual allocation) are held and invested in a diversified portfolio of funds of recognized standing until they are used to provide retirement benefits. Early retirement with reduced annual benefits is permitted (but not before age 55).  Executive officers who are 50 years of age or older are also covered by an unfunded supplemental retirement plan, which is designed in general to provide the officer with a minimum retirement benefit from the salaried employee pension plan, and the supplemental plan, which aggregates 2% of the average of the highest three of the final five years’ salary (as defined in the plan) for each year of service plus 5%. Assuming continued employment and retirement at age 60, Messrs. Graham, Kindlick, Renna, DuBois and Patrick will have, respectively, 36, 36, 29, 32 and 14 years of credited service.  No credit is provided under the supplemental plan for more than 30 years of service.

The following details the other benefits and perquisites provided to the Named Executives.

Disability Plan - Temporary disability shall be paid at a rate of 100% of the officer’s base salary, and extends at full pay for up to 120 days for officers with less than five years of service, and up to 365 days for officers with service of five or more years.  Long-term disability (LTD), begins upon the expiration of the temporary disability benefit as described above.  LTD is paid at a rate of 50% of the officer’s base salary, reduced by Social Security Disability payments, if any.

Group Life Insurance – At a principle equivalent of two times the officer’s base salary, rounded to the next highest $5,000 increment.  The insurance premium is paid by the Company; the officer is responsible for resultant federal, state or local income taxes.  24-Hour Accident Protection Coverage is provided while in the employ of the Company in an amount of $250,000.  The insurance premium is paid by the Company; the officer is responsible for resultant federal, state or local income taxes.

Supplemental Survivor’s Benefit – Upon the death of the officer while he/she is in the employ of the Company, his/her surviving beneficiary shall receive a lump sum payment of $1,000 to be paid as soon as practical following the officer’s death.  The surviving beneficiary shall also receive a lump sum death benefit based upon years of service with the Company in the amounts of six months base salary (10-15 service years); nine months base salary (15-25 service years); twelve months base salary (25+ service years).  Such payment shall be offset by proceeds from the officer’s qualified pension plan and SERP in the year of death.

Supplemental Saving Plan Contributions - The Internal Revenue Code limits the contributions that may be made by or on behalf of an individual under defined contribution plans such as the Company’s 401(k) Plan. The Company has adopted a policy of reimbursing its executive officers with the amount of Company contributions that may not be made because of this limitation. This includes the tax liability incurred by the additional income. Amounts paid pursuant to this policy are included in the Summary Compensation Table.

Company Automobile – The Company’s officers are provided a company automobile to be used for business and at the officer’s discretion, for commuting and other non-business purposes.  The officer is responsible for any federal and/or state income taxes which result from non-business usage.

Time Off – The Company’s officers may take such time off for vacation or personal needs as may be accommodated while ensuring the duties and responsibilities of his/her position are accommodated to the satisfaction of SJI’s CEO.  It is anticipated that such time off would not normally exceed 20 days per calendar year, exclusive of scheduled corporate holidays.  Time off shall not accrue, nor shall it be carried from one year to the next, resultantly, there shall be no payment for “unused time off” at the time of the officer’s death, retirement or other such termination.

Annual Physical Examination – The Company provides the officer with an annual physical examination at its expense.

Retiree Health Care – Upon retirement, the officer receives the same medical, hospitalization, prescription, dental and major medical benefits as are provided to all employees.

Deferred Compensation Program – The Company provides a Restricted Stock Deferral Plan for those employees entitled for the awards of the Performance-Based Restricted Stock.  The Plan permits those entitled employees to defer all or a portion of the Company stock that they would otherwise receive under the Company’s Stock-Based Compensation Plan.

Employment Agreements; Change of Control Agreements

The Company has employment agreements with each of its Named Executives.  Mr. Graham, the Company’s CEO and the Named Executives have agreements for three-year periods ending December 31, 2011, which provide for a base salary that will be reviewed periodically but will not be less than what was being paid at the beginning of the period.  If a change of control (as defined in each agreement) occurs, the agreement is automatically extended for three years from the date the change of control occurs. If there is a change of control during the term of the agreement or during the extended term of the agreement, and the Officer’s employment is terminated for other than cause, or if he resigns after there has been a significant adverse change in his employment arrangement with the Company due to a change of control, he is entitled to a severance payment equal to 300% of his average base compensation during the preceding five calendar years. If the Officer’s employment agreement is terminated for other than cause without a change of control, he is entitled to a severance payment equal to 150% of his current base salary.  For a summary of the payments that would be made upon the termination or resignation of our Officers see “Employment Agreements; Change of Control Agreements and Other Potential Post-Employment Payments” below.

The South Jersey Industries, Inc. 1997 Stock-Based Compensation Plan, as amended and restated effective January 26, 2005 and approved by the shareholders, and the Restricted Stock Agreements to the Named Executives provide the option to the Company that all unvested shares may vest upon a change of control.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986 limits the deduction allowable for compensation paid to certain of our executive officers up to $1 million. Qualified performance-based compensation is excluded from this limitation if certain requirements are met. Our policy is generally to preserve the federal income tax deductibility of compensation paid, to the extent feasible.  Awards made under the 1997 Stock-Based Compensation Plan to employees are intended to qualify as performance-based compensation and thereby be excluded from the $1 million limitation. Notwithstanding our policy to preserve the federal income tax deductibility of compensation payments, under certain circumstances the Compensation Committee, in its discretion, may authorize payment, such as salary, bonuses or otherwise, that may cause an executive officer’s income to exceed the deductible limits.

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (1)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Compensation Earnings ($) (h)	All Other Compensation (3) (2) (i)	Totals ($) (j)
Edward J. Graham Chairman, President and Chief Executive Officer	2009 2008 2007	574,999 594,576 513,847	- - -	425,846 406,624 337,697	- - -	287,500 328,469 271,861	694,000 965,000 2,109,000	15,320 33,156 28,020	1,997,665 2,262,344 3,209,698
David A. Kindlick Vice President and Chief Financial Officer	2009 2008 2007	258,440 267,734 242,606	- - -	127,612 121,827 106,295	- - -	103,207 101,580 83,199	360,000 360,000 182,000	14,858 14,771 14,220	864,117 856,694 628,923
Michael J. Renna (3) Vice President and Chief Operating Officer of South Jersey Energy Solutions	2009 2008 2007	221,420 229,118 201,359	- - -	109,314 104,404 88,331	- - -	97,576 106,750 77,668	23,000 23,000 6,000	11,261 10,422 11,443	462,571 462,883 371,545
Jeffrey E. DuBois Vice President and Senior Vice President Operations & Chief Operating Officer of South Jersey Gas Company	2009 2008 2007	222,535 222,949 194,813	- - -	106,402 101,580 85,644	- - -	107,753 103,150 83,176	799,000 67,000 36,000	12,340 11,035 9,471	1,248,030 493,336 393,175
Kevin D. Patrick (3) Vice President, Research & Corporate Development	2009 2008 2007	210,000 217,655 107,692	- - -	103,687 98,993 -	- - -	82,580 83,336 73,438	- - -	12,302 6,312 4,249	408,569 406,296 185,379

Footnotes to Summary Compensation Table

(1)  Represents the compensation expense incurred by the Company in the respective fiscal year in connection with the grants of restricted common stock or stock options, as applicable, calculated in accordance with FASB ASC Topic 718.  See Footnote 1 of the Company’s financial statements for additional information, including valuation assumptions used in calculating the fair value of the award. This amount includes the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718 of performance based restricted stock grants.

(2)  Includes employer contributions to the Company’s 401(k) Plan, reimbursement for 401(k) contributions not permitted under Internal Revenue Code (see footnote (1)), the value of a Company-provided automobile and the income value of group life insurance. The 2009 values for these items are listed below:

	Graham	Kindlick	Renna	DuBois	Patrick
401(k) Plan	$ 5,154	$ 7,107	$ 6,206	$ 6,676	$ 1,939
401(k) Reimbursement	19,188	1,986	-	-	-
Group Life Insurance	3,036	2,425	474	1,099	675
Automobile	7,130	5,326	4,581	4,565	9,688
Total Value	34,508	16,844	11,261	12,340	12,302

(3) Mr. Renna and Mr. Patrick are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017. Mr. Patrick does not attain age 50 until 2010.

Grants of Plan-Based Awards

The following table sets forth certain information concerning the grant of awards made to our Named Executives during the year ended December 31, 2009.

Grants of Plan-Based Awards - 2009

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts of Shares Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum ($)
Edward J. Graham	1/02/09	0	287,500	359,375	0	10,822	16,233	-	-	425,846
David A. Kindlick	1/02/09	0	103,207	129,009	0	3,243	4,864	-	-	127,612
Michael J. Renna	1/02/09	0	97,576	121,970	0	2,778	4,167	-	-	109,314
Jeffrey E. DuBois	1/02/09	0	107,753	134,691	0	2,704	4,056	-	-	106,402
Kevin D. Patrick	1/02/09	0	82,580	103,225	0	2,635	3,952	-	-	103,687

Footnotes to Grants of Plan-Based Awards Table

(1) Amounts represent potential cash bonus amounts payable pursuant to the respective Named Executives if all of goals and targets were achieved for 2009 performance to be paid in 2010 for each Named Executive.

(2) Represents the possible payouts of shares of the performance-based, restricted stock grant at the end of the three- year vesting and performance-measurement period.

(3) Represents the full grant date fair value of the grant of restricted common stock calculated in accordance with SFASB ASC Topic 718.  See Footnote 1 of the financial statements for additional information, including valuation assumptions used in calculating the fair value of the awards.

Equity Awards

The following table sets forth certain information concerning our outstanding restricted stock awards for our Named Executives at December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End - 2009
Stock Awards

Name	Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Edward J. Graham	2008 2009	- -	- -	11,949 10,822	456,213 413,184
David A. Kindlick	2008 2009	- -	- -	3,580 3,243	136,684 123,818
Michael J. Renna	2008 2009	- -	- -	3,068 2,778	117,136 106,064
Jeffrey E. DuBois	2008 2009	- -	- -	2,985 2,704	113,967 103,239
Kevin D. Patrick	2008 2009	- -	- -	2,909 2,635	111,066 100,604

Footnotes to Outstanding Equity Awards At Fiscal Year-End Table

(1) Represents grants of performance-based, restricted stock issued in January 2008 and January 2009 at target performance.

(2) Market value of Company common stock at December 31, 2009 was $38.18 and was used to calculate market value.

Stock Vesting - 2009

The following table sets forth certain information concerning the vesting of restricted stock for the Company’s Named Executives during the year ended December 31, 2009.  No options are outstanding and none were exercised by the Named Executives during the year ended December 31, 2009.

Stock Vested - 2009
Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Edward J. Graham	18,401	702,550
David A. Kindlick	5,792	221,139
Michael J. Renna	4,813	183,760
Jeffrey E. DuBois	4,667	178,186
Kevin D. Patrick	0	0

Footnote to Stock Vested Table

(1) The dollar value is calculated by multiplying the number of shares of restricted stock that has vested by the market value of the Company’s common stock on the vesting date of December 31, 2009, which was $38.18.

Pension Benefits Table

Name	Plan Name (1) (2)	Number of Years Credited Service Under Plan at FAS Measurement Date	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year
Edward J. Graham	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	27 27	$524,000 $3,599,000	0 0
David A. Kindlick	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	29 29	$681,000 $1,460,000	0 0
Michael J. Renna (4)	Retirement Plan for Employees of SJI	11	$112,000	0
Jeffrey E. DuBois	Retirement Plan for Employees of SJI SJI Supplemental Executive Retirement Plan	22 22	$356,000 $730,000	0
Kevin D. Patrick (4)	Retirement Plan for Employees of SJI	N/A	0	0

Footnotes to Pension Benefits Table

(1) The South Jersey Industries, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides benefits to officers of South Jersey Industries who have attained age 50.

A participant is eligible for a normal retirement benefit under the SERP after having attained age 60.  The normal retirement benefit is based on 2% of the participant’s “final average compensation” multiplied by years of credited service (up to 30 years), plus an additional 5% of final average compensation.  “Final average compensation” is the average of the participant’s base pay plus annual incentive for the highest 36 consecutive calendar months out of the final 60 months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the SERP after having attained age 55.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year.

The SERP’s normal form of payment is a life annuity with six years guaranteed.

(2) The Retirement Plan for Employees of South Jersey Industries, Inc. (the “plan”) provides benefits to non-bargaining employees who were hired before July 1, 2003.  A Participant is eligible for a normal retirement benefit under the plan after having attained age 65.  The normal retirement benefit is based on the sum of (a) the participant’s accrued benefit as of September 30, 1989 increased 5% per year thereafter, and (b) 1.00% of the participant’s “final average compensation” plus 0.35% of the participant’s final average compensation in excess of covered compensation, multiplied by years of credited service after September 30, 1989 (up to 35 years less credited service as of September 30, 1989). “Final average compensation” is the average of the participant’s base pay for the 36 calendar months out of the last 72 calendar months immediately preceding retirement.

A participant is eligible for an early retirement benefit under the plan after having attained age 55 and completed five years of service.  A participant’s early retirement benefit equals his or her normal retirement benefit reduced by 2% per year prior to age 60.

The plan’s normal form of payment is a life annuity with six years guaranteed.

(3) Present values for participants are based on a 6.22% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no preretirement decrements.

(4) Mr. Renna and Mr. Patrick are not currently eligible for the SERP.  The SERP covers officers of South Jersey Industries who have attained age 50. Mr. Renna does not attain age 50 until 2017. Mr. Patrick does not attain age 50 until 2010.

Nonqualified Deferred Compensation Table

The following table sets forth certain information regarding the Company’s Restricted Stock Deferral Plan, which represents the Company’s only non tax-qualified deferred compensation program.  The Restricted Stock Deferral Plan permits the deferral of fully vested shares of restricted stock earned by the Company’s executive officers pursuant to previously issued performance-based, restricted stock grants.  The Company does not make contributions to the plan, and all earnings referenced in the table represent dividends paid on outstanding shares of common stock.

Name	Plan Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (2)	Aggregate Withdrawals Distributions	Aggregate Balance at Last FYE (1) (3)
Edward J. Graham	Restricted Stock Deferral Plan	-	-	56,286	-	1,794,149
David A. Kindlick	Restricted Stock Deferral Plan	-	-	8,026	-	255,828
Michael J. Renna	Restricted Stock Deferral Plan	206,224	-	17,276	100,156	550,667
Jeffrey E. DuBois	Restricted Stock Deferral Plan	188,291	-	9,156	127,119	291,854
Kevin D. Patrick	Restricted Stock Deferral Plan	-	-	-	-	-

Footnotes to Nonqualified Deferred Compensation Table

(1) The amounts represent the market value of vested shares of previously restricted stock deferred by the named executive officer calculated by multiplying the number of shares of deferred stock by the market value of the Company’s common stock as of December 31, 2009, which was $38.18.

(2) The amounts represent dividends paid on the deferred common stock.  These amounts are not reported in the Summary Compensation Table as they represent dividends earned on the deferred common stock, which dividends are payable on all outstanding shares of the Company’s common stock.

(3) The amounts represent the market value of vested shares of previously restricted stock deferred by the Named Executive Officer.  The Company has in previous years disclosed the issuance of the restricted shares as compensation in the Summary Compensation Table for such year.

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information as of December 31, 2009 relating to equity compensation plans of the Company pursuant to which grants of restricted stock, options or other rights to acquire shares may be made from time to time.

Equity Compensation Plan Information

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	(b) Weighted average exercise price of outstanding options, warrants and rights ($) (3)	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a) (#)
Equity compensation plans approved by security holders(1)	685,550	-	1,314,450
Equity compensation plans not approved by security holders(2)	7,104	-	-
Total	692,654	-	1,314,450

Footnotes to Equity Compensation Plan Information

(1) These plans include those utilized to make awards of performance-based, restricted stock to the Company’s Officers and restricted stock to the Directors.

(2) This item includes prior year ad hoc awards of restricted stock to the Company’s directors. In 2005, shareholders approved inclusion of Directors into the 1997 Stock-Based Compensation Plan as amended and restated effective January 26, 2005.

(3) Only restricted stock has been issued. The restricted stock is issuable for no additional consideration, and therefore the shares are not included in the calculation of weighted average exercise price in column (b).

Employment Agreements; Change of Control Agreements and
Other Potential Post-Employment Payments

South Jersey Industries has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to named executives of the Company in the event of a termination of employment or a change in control of the Company.  The amount of compensation payable to each named executive in each situation is listed in the table below.

Executive Benefits and Payments Upon Termination	Retirement	Termination by the Companies for Cause	Termination by the Officer for Good Reason following a CIC	Termination by the Companies for Other than Cause following a CIC	Termination by the Companies for Other than Cause without a CIC
Edward J. Graham Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$2,665,904 $869,397 $0	$2,665,904 $869,397 $0	$862,500 $0 $1,510,512
David A. Kindlick Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $132,396 $0	$0 $0 $0	$1,610,213 $260,502 $0	1,610,213 $260,502 $0	$387,660 $0 $808,678
Michael J. Renna Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$668,447 $223,200 $0	$668,447 $223,200 $0	$332,130 $0 $0
Jeffrey E. DuBois Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$709,467 $217,206 $0	$709,467 $217,206 $0	$323,235 $0 $428,471
Kevin D. Patrick Cash Compensation Equity Compensation Incremental Nonqualified Pension	$0 $0 $0	$0 $0 $0	$605,452 $211,670 $0	$605,452 $211,670 $0	$315,000 $0 $0

Below is a description of the assumptions that were used in determining the payments in the tables above upon termination as of December 31, 2009:

Retirement

Named Executive retires from the Company upon attaining both 55 years of age and ten years of continuous service with the company.

Change in Control (CIC)

A change in control shall mean any of the following: (1) consummation of any pay or proposal for the merger, liquidation, dissolution or acquisition of SJI or all or substantially all of its assets; (2) election to the Board of Directors of SJI a new majority different from the current slate, unless each such new director stands for election as a management nominee and is elected by shareholders immediately prior to the election of any such new majority; or (3) the acquisition by any person(s) of 20% or more of the stock of SJI having general voting rights in the election of directors.

Cash Compensation

Termination following a Change in Control – The Company shall pay the Named Executive Officers (“NEOs”) as severance pay an amount equal to 300% of a base amount determined to be the average annual compensation paid to the NEOs during 2004-2008 as reported on their Forms W-2.  The employment agreements require that such severance pay shall be reduced to the largest amount as will result in no payment being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  The only other parachute payment that would trigger an excise tax upon a change in control is due to the acceleration of unvested restricted stock awards.  It is assumed that the one year non-compete agreement, which the NEOs are subject to, would mitigate the parachute payments such that no excise tax would be imposed.

Termination for Other than Cause without a Change in Control - The Company shall pay the NEO as severance pay an amount equal to 150% of the NEO’s base salary to be paid out in 18 equal monthly installments.

Equity Compensation

Retirement – NEOs are entitled to shares under the Restricted Stock Agreement that are reduced by an amount equal to 1/36th of the number of shares to which the NEO would otherwise be entitled for each month from the date of NEO’s retirement through the end of the three-year performance period.  The amount for Mr. Kindlick, who is the only NEO eligible for retirement, represents the reduced value of outstanding target shares from the 2008 and 2009 restricted stock awards.

Change in Control – The Company shall provide that the restricted stock awards that are outstanding shall become non-forfeitable.  Amounts represent the value of outstanding target shares from the 2008 and 2009 restricted stock awards.

Stock Price – Assumed to be $38.18 based on the closing price as of December 31, 2009.

Incremental Nonqualified Pension

The present values of accumulated pension benefits under the Retirement Plan for Employees of SJI and the SJI Supplemental Executive Retirement Plan for the NEOs are disclosed in the Pension Benefits Table section of this proxy disclosure.  The payment amounts disclosed in this section represent the amount of the increase under such payments upon any triggering events.

Termination by the Companies Other than for Cause without a Change in Control – For purposes of the Supplemental Executive Retirement Plan (“SERP”), 18 months shall be included as service credit and the severance amount shall be considered in the final average earnings calculation.  Mr. Graham, Mr. Kindlick and Mr. DuBois are currently eligible to receive a SERP benefit.

Final Average Earnings (“FAE”) – FAE means the average base salary plus annual cash earned for that calendar year for the highest 36 consecutive calendar months of the final 60 months.  The FAEs were based on the base salary for 2009, 2008, and 2007 plus the severance pay.

Present Values – 6.24% discount rate and RP-2000 mortality projected to 2010 (postretirement only), and no pre-retirement decrements.  Assumes normal form of payment is a life annuity with six years guaranteed.

STOCK PERFORMANCE

The graph below compares the cumulative total return on the Company’s Common Stock for the 5- year period ended December 31, 2009 with the cumulative total return on the S&P 500 and the S&P Utility Indexes. The graph assumes that $100 was invested on December 31, 2004 in the Company’s Common Stock, the S&P 500 Index and the S&P Utility Index and that all dividends were reinvested. Standard & Poor’s Utilities Index is a commonly used indicator of utility common stock performance based on companies considered electric, gas or water utilities that operate as independent producers and/or distributors of power. For the 5-year period ending December 31, 2009, investors received an 11% annualized total return compared with the <1% and 6% returns from the S&P 500 Index and S&P Utility Index, respectively. The annual growth rate for 2009 for the Company was (1)%. This compares with 26% for the S&P 500 and 12% for the S&P Utility Index.

Indexed Total Return Over 5 Years Assuming Dividends Reinvested

S&P 500	100	104.9	121.5	128.2	80.7	102.1
S&P UTIL	100	116.8	141.4	168.8	119.9	134.1
SJI	100	114.2	135.1	150.0	170.7	169.2

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors comprises five directors, each of whom is independent as defined under the listing standards of the New York Stock Exchange and satisfies the additional independence criteria applicable to Audit Committee members. The Board has determined that each member of the Committee is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee’s activities and scope of its responsibilities are set forth in a written charter adopted by the Board, and is posted on the Company’s website at www.sjindustries.com under the heading “Investors”.

In accordance with its charter adopted by the Board of Directors, the Audit Committee, among other things, assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management has the responsibility for the preparation of the Company’s financial statements and for an assessment of the effectiveness of the Company’s internal control over financial reporting, and the independent registered public accounting firm has the responsibility for the examination of those financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit

 Committee reviewed the audited financial statements of the Company for the fiscal year ended December 31, 2009, and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, “Communication with Audit Committees,” as amended by SAS 89 and SAS 90, and Rule 2-07, “Communication with Audit Committees, of Regulation S-X”, and by standards of the Public Company Accounting Oversight Board - United States (PCAOB), relating to the conduct of the audit. The Audit Committee also received written disclosures from Deloitte & Touche LLP regarding its independence from the Company that satisfy applicable PCAOB requirements for independent accountant communications with audit committees concerning auditor independence, and has discussed with Deloitte & Touche LLP the independence of that firm.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Audit Committee recommended to the Board that the Company’s audited financial statements and management assessment of the effectiveness of the Company’s internal controls over financial reporting be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Audit Committee

Sheila Hartnett-Devlin, Chairman
Helen R. Bosley
Thomas A. Bracken
Walter M. Higgins III
Joseph H. Petrowski

Fees Paid to the Independent Registered Public Accounting Firm

As part of its duties, the Audit Committee also considered whether the provision of services other than the audit services by the independent registered public accountants to the Company is compatible with maintaining the accountants’ independence. In accordance with its charter, the Audit Committee must pre-approve all services provided by Deloitte & Touche LLP. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the U.S. Securities and Exchange Commission to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The fees for all services provided by the independent registered public accounting firm to the Company during 2009 and 2008 are as follows:

FY 2009			FY 2008
Audit Fees (a)		1,046,948	Audit Fees (a)		988,176
Fees per Engagement Letter	983,040		Fees per Engagement Letter	902,400
Form S-3 Consent	6,500		Comfort Letter	19,776
FY 2008 Audit true up billed	57,408		FY 2007 Audit true up billed	66,000
Audit-Related Fees (b)		159,000	Audit-Related Fees (b)		43,000
Benefit Plan Audits	39,000		Benefit Plan	33,000
Transfer Agent	11,000		Transfer Agent	10,000
SJESP Separate Report	12,000
Marina Separate Report	12,000
LVE Audit Progress Billing 1&2	85,000
Tax Fees (c)		25,000	Tax Fees (c)		23,500
Form 5500	6,000		Form 5500	5,500
Review of Federal Tax Return	19,000		Review of Federal Tax Return	18,000
All Other Fees			All Other Fees
Total		1,230,948	Total		1,054,676

(a) Fees for audit services billed or expected to be billed relating to fiscal 2009 and 2008 include audits of the Company’s annual financial statements, evaluation and reporting on the effectiveness of the Company’s internal controls over financial reporting, reviews of the Company’s quarterly financial statements, comfort letters, consents and other services related to Securities and Exchange Commission matters.

(b) Fees for audit-related services provided during fiscal 2009 and 2008 consisted of employee benefit plan audits, compliance audits, transfer agent & registrar audits, and accounting consultations.

(c) Fees for tax services provided during fiscal 2009 and 2008 consisted of tax compliance. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and Federal, state and local income tax return assistance.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee and the Board of Directors, subject to the approval of the shareholders, has reappointed Deloitte & Touche LLP, as the independent registered public accounting firm of the Company for 2010. Unless otherwise directed, proxies will be voted “FOR” approval of this appointment. If the shareholders do not ratify this appointment by the affirmative vote of a majority of the votes cast at the meeting, other auditors will be considered by the Audit Committee.

Deloitte & Touche LLP served as the independent registered public accounting firm of the Company during 2009. During 2009, the audit services performed for the Company consisted of the audits of the financial statements of the Company and its subsidiaries and attestation of management’s assessment of internal control, as required by the Sarbanes-Oxley Act of 2002, Section 404 and the preparation of various reports based on those audits, services related to filings with the Securities and Exchange Commission and the New York Stock Exchange, and audits of employee benefit plans as required by the Employee Retirement Income Security Act. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement, if he desires to do so, and to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of the Independent Registered Public Accounting Firm.

ANNUAL REPORT AND FINANCIAL INFORMATION

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2009 accompanies this proxy statement. The Annual Report is not proxy-soliciting material or a communication by which any solicitation is made.

Upon written request of any person who on the record date for the Annual Meeting was a record owner of the Common Stock, or who represents in good faith that he or she was on that date a beneficial owner of such stock and is entitled to vote at the Annual Meeting, the Company will send to that person, without charge, a copy of its Annual Report on Form 10-K for 2009, as filed with the Securities and Exchange Commission.  Requests for this report should be directed to Gina Merritt-Epps, Corporate Counsel and Secretary, South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, New Jersey 08037.

OTHER MATTERS

  Any proposal that a qualified shareholder of the Company wishes to include in the Company’s proxy statement to be sent to shareholders in connection with the Company’s 2011 Annual Meeting of Shareholders that is received by the Company after November 18, 2010 will not be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting. To be included, proposals can be mailed to the Corporate Secretary at 1 South Jersey Plaza, Folsom, New Jersey 08037. To be a qualified shareholder, a shareholder must have owned at least $2,000 in market value of the Company’s securities for at least one year before the date of submission of the proposal to the Company.  In compliance with the Company’s bylaws, shareholders must provide the Company with at least 60 days, but no more than 90 days, notice prior to an announced annual meeting date of (i) business the shareholder wishes to raise at the meeting and (ii) persons, if any, the shareholder wishes to nominate for election as directors at that meeting.

The Board of Directors knows of no matters other than those set forth in the Notice of Annual Meeting of Shareholders to come before the 2010 Annual Meeting.

By Order of the Board of Directors,
Gina Merritt-Epps
Corporate Counsel & Secretary

March 18, 2010

                                  South Jersey Industries
             Where we put all of our energy®

Directions to the Annual Meeting of Shareholders

From Philadelphia:

Atlantic City Expressway to the Egg Harbor Exit 17. Left onto Route 50 north, turn right onto Route 30. Left onto Bremen Avenue, 2 1/4 miles to Renault.

From North Jersey:

Garden State Parkway south to Exit 44. Sharp right onto Moss Mill Road (Alt. #561), follow 5 miles to Bremen Avenue. Turn right, 1/4 mile to Renault.

From Atlantic City:

Route 30 west approximately 16 miles to Bremen Avenue. Right at the Renault wine bottle, 2 1/4 miles to Renault.

From South Jersey:

Garden State Parkway north to Exit at rest stop/service area, mile marker #41. Proceed to north end of service area. Follow signs to Jim Leeds Road. At traffic light turn left. Proceed to fork, bear right and continue on Route 561. Continue to Bremen Avenue and turn right. 1 1/2 miles to Renault.

   South Jersey Industries
    1 South Jersey Plaza, Folsom, NJ 08037

V O T E B Y T E L E P H O N E
Have your proxy card available when you
call the Toll-Free number 1-888-693-8683
using a touch-tone phone and follow the
simple instructions to record your vote.
V O T E B Y I N T E R N E T
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access the website http://www.cesvote.com
and follow the simple instructions to record
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V O T E B Y M A I L
Please mark, sign and date your proxy card
and return it in the postage-paid envelope
provided or return it to: Corporate Election
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15230-1150.

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 Proxy must be signed and dated below.
Please fold and detach card at perforations before mailing.

SOUTH JERSEY INDUSTRIES, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 22, 2010.

The undersigned shareholder hereby appoints Edward J. Graham and Gina Merritt-Epps, and each of them, attorneys and proxies with full power of substitution and revocation to vote the number of shares of Common Stock the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of South Jersey Industries, Inc. on Thursday, April 22, 2010, and at any
adjournments thereof, as indicated on the reverse and in accordance with the judgment of said attorneys and proxies on any other business which may come before the meeting or any adjournments, all as set forth in the accompanying notice and proxy statement, the receipt of which the undersigned acknowledges.
Signature

Signature

Date:                                                                                   ,  2010
Please sign exactly as name is shown to the left. When
shares are held by joint tenants, both should sign. When
signing as attorney, executor, administrator, trustee or
guardian, please give full title as such.

VOTING INSTRUCTIONS ON REVERSE SIDE

Y O U R   V O T E   I S   IMP O R T A N T
If you do not vote by Internet or telephone, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Servic es, P.O. Box 1150, Pittsburgh PA
15230, so your shares may be represented at the meeting. If you vote by
Internet or telephone, please do not mail this proxy card.

Proxy must be signed and dated on the reverse side.
Please fold and detach card at perforation before mailing.

PROXY

SOUTH JERSEY INDUSTRIES, INC.
The shares represented by this Proxy will be voted as directed by the shareholder. If no direction is given, they will be voted in favor of the election of the listed nominees as a group and in favor of proposals 2 and 3.

THE BOARD OF DIRECTORS RECOMMEND YOU VOTE FOR PROPOSALS 1-3.

1. To elect three Class III Directors (term expiring 2011):

(01) Helen R. Bosley, CFA  (03) Ambassador William J. Hughes
(02) Edward J. Graham   (04) Herman D. James, Ph.D.

❒  FOR all nominees listed above.        ❒ WITHHOLD AUTHORITY
(except as shown to the contrary below)           to vote for all nominees listed above.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.
Name (s):

2. To ratify the appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2010.

❒  FOR       ❒  AGAINST       ❒  ABSTAIN

3. To transact such other business that may properly come before the meeting.
Continued on reverse side